LOAN AGREEMENT

This Loan Agreement (this “Loan Agreement”), dated as of March 1, 2018, is entered into between Windtree Therapeutics, Inc., a Delaware corporation with its principal offices at 2600 Kelly Rd., Suite 100, Warrington, PA 18976 (“Borrower”), and LPH Investments Ltd., a Cayman Islands company organized and existing under the laws of Cayman Islands with its principal offices at Unit 110-111, Bio-Informatics Centre, No. 2 Science Park West Avenue, Hong Kong Science Park, Shatin, Hong Kong (“Lender”).

RECITALS

WHEREAS, effective October 27th, 2017, LPH Investments Limited (“LPH”), a wholly-owned subsidiary of Lee’s Pharmaceutical Holdings Limited (“Lee’s”), invested $10,000,000 (the “Investment”) in Borrower and acquired 2,311,604 shares of Borrower’s common stock (the “Shares”), at a price of $4.326 per share, following which purchase Lee’s beneficially owned 73% of Borrower’s issued and outstanding shares of common stock (the “Common Stock”);

WHEREAS, Lender has agreed to provide Borrower financial support while the parties pursue potential strategic initiatives intended to provide Borrower sufficient capital to support its continuing operations, including with respect to the AEROSURF® clinical development program and that certain License Agreement dated as of June 12, 2017, by and between Borrower and Lender, pursuant to which Borrower, as Licensor thereunder, has licensed to certain Lender’s affiliates, as Licensee thereunder, certain rights with respect to Borrower’s technology with the aim of advancing the Development, registration and Commercialization of the Surfaxin Product, Surfaxin LS®, Aerosurf®, and any other pharmaceutical composition containing synthetic KL4 Surfactant in the Licensed Territory (as such terms are defined in the License Agreement);

WHEREAS, to provide sufficient time for the parties to identify and advance the potential strategic initiatives, including one or more potential strategic transactions or equity offerings resulting in minimum proceeds to Borrower of at least $9 Million Dollars in cash (after taking into account the funds advanced under this Agreement and the $1.5 million loan under the Loan Agreement dated January 10, 2018, the “Funding Event”), Lender has agreed to advance funds to Borrower on the terms provided in this Loan Agreement; and

WHEREAS, to secure its obligations to Lender hereunder and under that certain loan agreement by and between Borrower and Lender, dated as of January 10, 2018 (the “First Loan Agreement”), Borrower wishes to grant Lender a continuing first priority lien and security interest in all assets of Borrower.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

“Contractual Obligation” means, as to any entity, any provision of any security issued by such entity or of any agreement, instrument or other undertaking to which such entity is a party or by which it or any of its property is bound.

“Loan” means the loan made by Lender to Borrower in the amount of One Million Dollars ($1,000,000), which amount shall be disbursed in cash no later than March 2, 2018.

“Encumbrance” has the meaning set forth in Section 2.5.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of Borrower; or (b) a material adverse effect on (i) the ability of Borrower to perform its obligations under this Loan Agreement, (ii) the legality, validity, binding effect or enforceability against Borrower of any loan agreement to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon Lender under this Loan Agreement.

“Maturity Date” means the earlier of (i) unless otherwise agreed, the closing date (the “Closing Date”) of the Funding Event, except that, to the extent that the Funding Event is completed through a series of transactions, then the Maturity Date shall be the last Closing Date to occur with respect to the Funding Event, and (ii) December 31, 2018.

ARTICLE II

TERM LOAN

2.1     Agreement to Make Loan. On the terms and subject to the conditions of this Loan Agreement, Lender agrees to fund the Loan to Borrower in cash no later than March 2, 2018. The proceeds of the Loan shall be paid by wire transfer to an account designated in writing by Borrower.

2.2     Repayment Terms. The entire unpaid principal balance of the Loan, together with accrued interest thereon, shall be due and payable on the Maturity Date. For the avoidance of doubt, upon the occurrence of the Funding Event, Borrower is obligated to repay the entire outstanding principal amount of the Loan plus accrued and unpaid interest thereon, if the same has not been repaid in full earlier.

2.3     Interest Rate. The Loan shall bear interest on the outstanding principal amount of the Loan at a rate per annum equal to six percent (6%) (“the Contracted Interest Rate”). If Borrower fails to repay the principal amount of the Loan on the due date, Lender shall charge Borrower interest at a rate equal to the lower of 30% above the Contracted Interest Rate (referred to as the “Defaulted Interest Rate”) or the maximum interest rate permitted by law on overdue sums from and including the due date to the actual payment date. If Borrower fails to repay the accrued interest and default interest on the due date, the Defaulted Interest Rate shall be calculated monthly on the interest payment date.

2.4     Prepayment. Borrower may, at its option, prepay the Loan, in whole or in part, prior to the Maturity Date. Each prepayment shall include interest on the amount prepaid to the date of prepayment.

2.5     Negative Pledge. Borrower shall not, without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed, create, suffer to exist, or permit to subsist, any mortgage, pledge, lien, charge, privilege, priority, encumbrance or other security interest of any kind or nature whatsoever and howsoever arising (referred to as the “Encumbrance”) upon all or any part of its present or future undertakings, assets, or revenues, except for the following (“Permitted Encumbrances”):

(a) any such Encumbrance created in the ordinary course of the Borrower’s development activities and business transactions, including without limitation,

(i) with respect to accounts maintained in the ordinary course and held at financial institutions to secure standard fees for services charged by such institutions, including liens of a collection bank arising in the ordinary course;

(ii) obligations in respect of purchase money financing, capital lease obligations and equipment financing facilities covering existing and newly- acquired equipment, including for the acquisition, installation, qualification and validation of such equipment;

(iii) liens in favor of landlords under real property leases granted by Borrower, and letter of credit deposits related thereto;

(iv) liens related to workers’ compensation, unemployment insurance and other social security legislation;

(v) liens arising under leases, licenses or subleases granted to others not interfering in any material respect with the business of Borrower; and

(vi) and liens on advances in favor of a vendor providing goods or services;

(b) any Encumbrance in favor of Lender;

(c) statutory liens created by operation of law and Encumbrances arising in connection with outstanding contractual obligations; and

(d) liens for taxes, assessments or governmental charges or levies.

2.6     Representations and Warranties. Borrower represents and warrants to Lender that:

(a) No Encumbrance. All of the Borrower’s assets are free and clear of any Encumbrance as of the date hereof except for Permitted Encumbrances;

(b) Ownership of Properties. Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

(c) Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of Borrower, threatened, at law, in equity, in arbitration or before any governmental authority, by or against Borrower or against any of its properties or revenues that (a) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Loan Agreement or any other loan agreement or any of the transactions contemplated hereby.

2.7     Security Interest. Borrower hereby agrees to grant to Lender a continuing first priority lien and security interest in all of Borrower’s assets to secure its obligations hereunder and under the First Loan Agreement. The grant of such continuing first priority lien and security interest shall be memorialized in and evidenced by a security agreement to be entered into by Borrower and Lender (the “Security Agreement”).

ARTICLE III

DEFAULTS AND REMEDIES

3.1      Events of Default. Any one or more of the following events shall constitute an event of default hereunder (an “Event of Default”):

a)     Borrower fails to make any required payment required on the Loan within five (5) days after Borrower’s receipt of written notice of default from Lender;

b)     Borrower breaches any representation, warranty, covenant or pledge made by Borrower in this Loan Agreement or otherwise in connection with the Loan;

c)     if, pursuant to the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Borrower shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due; or

d)     if a court enters an order or decree under any Bankruptcy Law that (i) is for relief against Borrower in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Borrower or substantially all of Borrower’s properties, or (iii) orders the liquidation of the Borrower.

3.2      Remedies. Upon the occurrence of an Event of Default, Lender, at its option, may take one or more of the following remedial steps:

a)     Upon notice to Borrower, the entire principal amount of the Loan shall become immediately due and payable, without presentment, demand for payment, protest, notice of nonpayment or protest, notice of dishonor or any other notice or demand, all of which are hereby expressly waived;

b)     Take any action at law or in equity to collect from Borrower the payments then due and thereafter to become due under the Loan or to enforce performance and observance of any obligation or agreement of Borrower under the Loan; and

c)     Resort to any remedy available to Lender under the Security Agreement.

3.3     No Remedy Exclusive. No remedy of Lender is intended to be exclusive of any other available remedy, but each such remedy shall be cumulative and shall be in addition to every other remedy given under this Loan Agreement or by applicable law. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof.

ARTICLE IV

MISCELLANEOUS

4.1     Notice. Any notice to a party to this Agreement shall be in writing and sent to the respective addresses set forth in the introductory paragraph of this Agreement (or such other address as a party shall designate in writing) by certified mail, return receipt requested, or by nationally recognized overnight courier. All notices shall be effective upon the earlier of (a) three days after being sent or (b) receipt.

4.2     Successors and Assigns. This Loan Agreement contains the entire agreement of the parties with respect to its subject matter and may not be amended except by a written instrument signed by the party to be charged with such amendment. This Loan Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties, except that the Borrower shall not have the right to assign its rights or obligations hereunder.

4.3     Judicial Proceedings. This Loan Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles. All claims or actions arising from this Loan Agreement shall be litigated in the federal courts for the Southern District of New York or the state courts located in the county of New York. Borrower and Lender hereby irrevocably submit to the jurisdiction of such courts and waive any claim that any action brought in such a court has been brought in an inconvenient forum

4.4     Captions. The section headings of this Loan Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

4.5     Severability. If any provision of this Loan Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision.

4.6     Waiver of Jury Trial. BORROWER AND LENDER HEREBY WAIVE ALL RIGHTS TO DEMAND A JURY TRIAL FOR ANY ACTIONS ARISING FROM THIS LOAN AGREEMENT.

4.7     Amendment of the First Loan Agreement. Borrower and Lender hereby amend the First Loan Agreement in all relevant respects such that, after giving effects to such amendments, the First Loan Agreement will be conformed to the terms of this Loan Agreement in all material respects except for the principal amount of the loan thereunder.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Loan Agreement to be executed by their duly authorized officers as of the date first written above.

WINDTREE THERAPEUTICS, INC.                                                                   LPH INVESTMENTS LTD.

              By:     /s/ Craig Fraser                                                                                                  By:     /s/ Benjamin Li, Ph.D.

              Name:     Craig Fraser                                                                                                  Name:     Benjamin Li, Ph.D.

              Title:     President and Chief Executive Officer                                                           Title:     Chief Executive Officer